Exhibit 5.1

TROUTMAN SANDERS LLP
Attorneys at Law
Bank of America Plaza
600 Peachtree Street NE, Suite 5200
Atlanta, Georgia 30308-2216
404.885.3000 telephone
troutmansanders.com

January 10, 2014

EarthLink Holdings Corp.

1375 Peachtree Street

Atlanta, Georgia 30309

Re:          Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-133870)

Ladies and Gentlemen:

We have acted as counsel to EarthLink Holdings Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company, as successor issuer to EarthLink, Inc., a Delaware corporation, of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-133870) with the Securities and Exchange Commission (the “SEC”) on or about January 10, 2014 pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Act”), with respect to the 657,000 shares of common stock, $0.01 par value (the “Shares”) issuable pursuant to the EarthLink Holdings Corp. Stock Option Plan for Inducement Awards Relating to the Acquisition of New Edge Holding Company (f/k/a the EarthLink, Inc. Stock Option Plan for Inducement Awards Relating to the Acquisition of New Edge Holding Company) (the “Plan”).

As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to the Delaware General Corporation Law (including reported judicial decisions interpreting those laws). We are not opining as to any other laws of the State of Delaware (including, but not limited to, “blue sky” or other state securities laws) or as to the laws of any other jurisdiction.

ATLANTA BEIJING CHICAGO HONG KONG NEW YORK NORFOLK ORANGE COUNTY PORTLAND
RALEIGH RICHMOND SAN DIEGO SHANGHAI TYSONS CORNER VIRGINIA BEACH WASHINGTON, DC

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to the Company in connection with the transactions contemplated by the Plan and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement on Form S-8. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Troutman Sanders